Exhibit 5.1

355 South Grand Avenue Los Angeles, California 90071-1560 Tel: +1.213.485.1234 Fax: +1.213.891.8763 www.lw.com
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Full House Resorts, Inc. 4670 S. Fort Apache Road, Suite 190 Las Vegas, Nevada 89147	Hamburg Hong Kong Houston London Los Angeles Madrid	Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

 Re: Registration Statement on Form S-8; 1,243,834 shares of Common Stock, par value $0.0001 per share

Ladies and Gentlemen:

We have acted as special counsel to Full House Resorts, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of (i) 943,834 shares of common stock, par value $0.0001 per share (the “Lee Shares”), of the Company issuable under the Nonqualified Inducement Stock Option Grant Notice, dated November 28, 2014, by and between the Company and Daniel R. Lee (the “Lee Award Agreement”) and (ii) 300,000 shares of common stock, par value $0.0001 per share (the “Fanger Shares” and, together with the Lee Shares, the “Shares”), of the Company issuable under the Nonqualified Inducement Stock Option Grant Notice, dated January 30, 2015, by and between the Company and Lewis A. Fanger (the “Fanger Award Agreement” and, together with the Lee Award Agreement, the “Award Agreements”). The Shares are included in a registration statement on Form S–8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 26, 2015 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware and we express no opinion with respect to any other laws.

March 26, 2015 Page 2

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when certificates representing the Shares have been manually signed by an authorized officer of the transfer agent and registrar therefor, and have been issued by the Company against payment therefor in the circumstances contemplated by the Award Agreements, the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP